Exhibit 15-A
[Letterhead of Deloitte & Touche]

Deloitte &
    Touche
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                         Suite 900                Telephone: (313) 396-3000
                         600 Renaissance Center
                         Detroit, Michigan 48243-1704


INDEPENDENT ACCOUNTANTS' REPORT

Shareholder and Board of Directors
Chrysler Financial Corporation
Southfield, Michigan

We have reviewed the accompanying consolidated balance sheet of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and its consolidated subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of net earnings and cash flows for the three-months and six-months ended June 30, 1994 and 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Chrysler Financial Corporation and its consolidated subsidiaries as of December 31, 1993, and the related consolidated statements of net earnings and cash flows for the year then ended (not presented herein); and in our report dated January 18, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1993 is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/ Deloitte & Touche


July 14, 1994